Exhibit 1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
None of the Securities and Exchange Commission (“SEC”), any state securities commission or other regulatory authority of the United States of America has approved or disapproved the securities referred to in this announcement or passed upon the accuracy or adequacy of this announcement. Any representation to the contrary is a criminal offence in the United States of America.
This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of Unicom or Netcom, nor is it any solicitation of any vote or approval in any jurisdiction.

(Incorporated in Hong Kong with limited liability)	(Incorporated in Hong Kong with limited liability)
(Stock Code: 0762)	(Stock Code: 0906)
JOINT ANNOUNCEMENT
PROPOSED MERGER OF
CHINA UNICOM LIMITED
AND
CHINA NETCOM GROUP CORPORATION (HONG KONG) LIMITED
UNDER SECTION 166 OF THE HONG KONG COMPANIES ORDINANCE
RESULTS OF THE COURT MEETING AND THE NETCOM EGM
CLOSURE OF REGISTER OF MEMBERS OF NETCOM
Results of the Court Meeting and the Netcom EGM
The Scheme was approved by the Disinterested Netcom Shareholders (other than the Exempt Principal Traders) at the Court Meeting and the special resolution proposed at the Netcom EGM was also duly passed by the Netcom Shareholders.
Status of the Conditions of the Proposals and the Scheme
The Scheme will become effective subject to the satisfaction or waiver, as applicable, of conditions (d) to (p) set out in paragraph 4 headed “Conditions of the Proposals and the Scheme” in the Explanatory Statement on pages 63 and 64 of the Scheme Document. Assuming that the above conditions are satisfied or waived, as applicable, the Scheme will become effective on the Effective Date, which is expected to be on Wednesday, 15 October 2008. Further announcements will be made of the date and time of the Court Hearing and the actual date on which the Scheme becomes effective. The Scheme will lapse if it does not become effective on or before Sunday, 30 November 2008 (or such later date as Unicom and Netcom may agree and the High Court may allow), and a further announcement will be made accordingly.

Closure of Register of Members of Netcom
For the purpose of determining those Netcom Shareholders who are qualified for entitlements under the Scheme, the register of members of Netcom will be closed from 4:30 p.m. on Friday, 10 October 2008 to Tuesday, 14 October 2008 (inclusive). During this period, no transfer of shares will be registered. In order to qualify for entitlements under the Scheme, the relevant share certificates and transfer documentation must be lodged with Netcom’s share registrar for registration before the closure of Netcom’s register of members. Netcom’s share registrar is Computershare Hong Kong Investor Services Limited which is located at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.
IMPORTANT
Holders of Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs and Netcom Options and potential investors in Unicom and Netcom are reminded that the implementation of the Proposals, including the Scheme, is subject to a number of conditions (as stated above) being satisfied or waived, as applicable, and thus, the Proposals, including the Scheme, may or may not become effective. Holders of Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs and Netcom Options and potential investors of Unicom and Netcom should therefore exercise caution when dealing in Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs or Netcom Options or other securities of Unicom or Netcom. Persons who are in doubt as to the action they should take should consult their licensed securities dealer, bank manager, solicitor or other professional advisers.
1.	INTRODUCTION
This announcement is made further to the scheme document dated 15 August 2008 jointly issued by Netcom and Unicom and despatched to all Netcom Shareholders, Netcom ADS Holders and Netcom Optionholders (the “Scheme Document”). Unless otherwise defined in this announcement, capitalised terms used in this announcement shall have the same meanings as those defined in the Scheme Document.
2.	RESULTS OF THE COURT MEETING AND THE NETCOM EGM
The results of the Court Meeting and the Netcom EGM which were both held on Wednesday, 17 September 2008 are as follows:
(i)	Court Meeting
The Court Meeting was held at 4:00 p.m. on Wednesday, 17 September 2008 at The Ballroom, Island Shangri-La, Hong Kong. Disinterested Netcom Shareholders (other than the Exempt Principal Traders) who were present and voting either in person or by proxy were entitled to vote in respect of all of their Scheme Shares. The Exempt Principal Traders were prohibited under Rule 35.4 of the Takeovers Code from voting the Netcom Shares beneficially owned by them as at the date of the Court Meeting although they were Disinterested Netcom Shareholders whose Netcom Shares will form part of the Scheme Shares. Pursuant to Section 166 of the Hong Kong Companies Ordinance and Rule 2.10 of the Takeovers Code, the resolution for the approval of the Scheme will be deemed to be passed if (1) the Scheme is approved (by way of poll) by a majority in number representing not less than three-fourths in value of the Netcom Shares held by the Disinterested Netcom Shareholders (other than the Exempt Principal Traders) who are present and voting either in person or by proxy at the Court Meeting and (2) the number of votes cast against the resolution to approve the Scheme is not more than 10 per cent. of all the votes attaching to all of the Netcom Shares held by the Disinterested Netcom Shareholders (including the Exempt Principal Traders).

As at the date of the Court Meeting, the total number of Netcom Shares held by the Disinterested Netcom Shareholders (other than the Exempt Principal Traders) present and voting either in person or by proxy at the Court Meeting was 6,282,895,229. The total number of Netcom Shares held by the Disinterested Netcom Shareholders (including the Exempt Principal Traders) was 6,699,197,200.
Results
Netcom and Unicom are pleased to announce that the Scheme was approved (by way of poll) at the Court Meeting. The results of the Court Meeting are set out in the table below:

		Votes cast in	Votes cast
	Votes	favour of the	against the
	cast	Scheme	Scheme

Number of Disinterested Netcom Shareholders	100 (Note 1)	98	2
Number of Netcom Shares represented	6,282,895,229	6,281,649,209 (Note 2)	1,246,020 (Note 3)
Notes:

1.
HKSCC Nominees Limited, being the nominee for and on behalf of different ultimate beneficial Disinterested Netcom Shareholders, has voted both in favour of and against the Scheme, as a result of which the aggregate number of Disinterested Netcom Shareholders voting for and against the Scheme (100) is one more than the number of Disinterested Netcom Shareholders present and voting either in person or by proxy at the Court Meeting (99).

2.
Such number represents approximately 99.9802 per cent. of the number of Netcom Shares held by the Disinterested Netcom Shareholders (other than the Exempt Principal Traders) present and voting either in person or by proxy at the Court Meeting.

3.	Such number represents approximately 0.0186 per cent. of the number of Netcom Shares held by the Disinterested Netcom Shareholders (including the Exempt Principal Traders).
A total of 6,282,895,229 Netcom Shares held by the Disinterested Netcom Shareholders (other than the Exempt Principal Traders) were voted either in person or by proxy at the Court Meeting. Of these, 98 Disinterested Netcom Shareholders, representing 6,281,649,209 Netcom Shares, voted in favour of the Scheme (amounting to approximately 99.9802 per cent. of the Netcom Shares held by the Disinterested Netcom Shareholders (other than the Exempt Principal Traders) present and voting either in person or by proxy at the Court Meeting). Two Disinterested Netcom Shareholders, representing 1,246,020 Netcom Shares, voted against the Scheme (amounting to approximately 0.0186 per cent. of the Netcom Shares held by the Disinterested Netcom Shareholders (including the Exempt Principal Traders)).
As such, the Scheme was approved (by way of poll), for the purposes of Section 166 of the Hong Kong Companies Ordinance and Rule 2.10 of the Takeovers Code, by a majority in number representing not less than three-fourths in value of the Netcom Shares that were voted either in person or by proxy by the Disinterested Netcom Shareholders (other than the Exempt Principal Traders) at the Court Meeting, and the Scheme was not disapproved at the Court Meeting by Disinterested Netcom Shareholders holding more than 10 per cent. in value of all the Netcom Shares held by the Disinterested Netcom Shareholders (including the Exempt Principal Traders).

Accordingly, the resolution proposed at the Court Meeting to approve the Scheme was duly passed.
Computershare Hong Kong Investor Services Limited, the share registrar of Netcom, was appointed to act as the scrutineer and to take charge of the vote-taking procedures at the Court Meeting.
(ii)	Netcom EGM
The Netcom EGM was held at 5:00 p.m. on Wednesday, 17 September 2008 at The Ballroom, Island Shangri-La, Hong Kong to consider, and if thought fit, pass the special resolution as set out in the notice convening the Netcom EGM dated 15 August 2008.
No Netcom Shareholder was required to abstain from voting in respect of the special resolution. Hence, the total number of Netcom Shares entitling the Netcom Shareholders to attend and vote for or against the special resolution was 6,699,197,200, representing 100 per cent. of the issued share capital of Netcom. There was no Netcom Shareholder who was entitled to attend and vote only against the special resolution.
Results
Netcom and Unicom are pleased to announce that the special resolution was passed at the Netcom EGM. The results of the Netcom EGM are set out in the table below:

		Votes cast in	Votes cast
		favour of the	against the
	Votes	special	special
	cast	resolution	resolution

Number of Netcom Shares represented	6,260,794,195	6,260,058,275	735,920
Percentage (%)	100	99.9882	0.0118
A total of 6,260,794,195 Netcom Shares (representing approximately 93.4559 per cent. of the Netcom Shares) were voted either in person or by proxy at the Netcom EGM. Of these, 6,260,058,275 Netcom Shares were voted in favour of the special resolution proposed at the Netcom EGM (amounting to approximately 99.9882 per cent. of Netcom Shares voted). As not less than three-fourths of the Netcom Shares that were voted in person or by proxy at the Netcom EGM were voted in favour of the special resolution, the special resolution to approve and give effect to, among other things, the reduction of the issued share capital of Netcom by cancelling and extinguishing the Scheme Shares and the issue of new Netcom Shares to Unicom and/or its nominees was duly passed.
Voting at the Netcom EGM on the special resolution was conducted by way of a poll, and Computershare Hong Kong Investor Services Limited, the share registrar of Netcom, was appointed to act as the scrutineer and to take charge of the vote-taking procedures.

3.	STATUS OF THE CONDITIONS OF THE PROPOSALS AND THE SCHEME
The Scheme will become effective subject to the satisfaction or waiver, as applicable, of conditions (d) to (p) set out in paragraph 4 headed “Conditions of the Proposals and the Scheme” in the Explanatory Statement on pages 63 and 64 of the Scheme Document. Assuming that the above conditions are satisfied or waived, as applicable, the Scheme will become effective on the Effective Date, which is expected to be on Wednesday, 15 October 2008. Further announcements will be made of the date and time of the Court Hearing and the actual date on which the Scheme becomes effective. The Scheme will lapse if it does not become effective on or before Sunday, 30 November 2008 (or such later date as Unicom and Netcom may agree and the High Court may allow), and a further announcement will be made accordingly.
4.	CLOSURE OF REGISTER OF MEMBERS OF NETCOM
For the purpose of determining those Netcom Shareholders who are qualified for entitlements under the Scheme, the register of members of Netcom will be closed from 4:30 p.m. on Friday, 10 October 2008 to Tuesday, 14 October 2008 (inclusive). During this period, no transfer of shares will be registered. In order to qualify for entitlements under the Scheme, the relevant share certificates and transfer documentation must be lodged with Netcom’s share registrar for registration before the closure of Netcom’s register of members. Netcom’s share registrar is Computershare Hong Kong Investor Services Limited which is located at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.
5.	EXPECTED TIMETABLE
The expected timetable for the remaining steps of the Scheme, including the withdrawal of the listing of the Netcom Shares and Netcom ADSs, is as follows:

Hong Kong time (unless otherwise stated)

Announcement of the date and time of the Court Hearing published on the Hong Kong Stock Exchange website and in The South China Morning Post, the Hong Kong Economic Times, The Wall Street Journal and The Asian Wall Street Journal
Thursday, 2 October 2008

Last day for dealings in Netcom Shares	Monday, 6 October 2008

Last day for dealings in Netcom ADSs	Monday, 6 October 2008

Latest time to surrender Netcom ADSs to the Netcom Depository and withdraw the underlying Netcom Shares in order to become a Netcom Shareholder and appear at the Court Hearing	3:00 p.m. on Thursday, 9 October 2008 (New York Time)

Latest time for lodging transfers of the Netcom Shares and for the Netcom Optionholders to exercise their Netcom Options to qualify for entitlements under the Scheme	before 4:30 p.m. on Friday, 10 October 2008

Closure of Register of Members of Netcom	4:30 p.m. on Friday, 10 October 2008 to Tuesday, 14 October 2008 (inclusive)

Hong Kong time (unless otherwise stated)

Court Hearing	Tuesday, 14 October 2008

Scheme Record Time	5:00 p.m. on Tuesday, 14 October 2008

Announcement of (1) the results of the Court Hearing and (2) the expected withdrawal of the listing of the Netcom Shares and the Netcom ADSs from the Hong Kong Stock Exchange and the New York Stock Exchange, respectively, on the Hong Kong Stock Exchange website
Tuesday, 14 October 2008

Announcement of (1) the results of the Court Hearing and (2) the expected withdrawal of the listing of the Netcom Shares and the Netcom ADSs from the Hong Kong Stock Exchange and the New York Stock Exchange, respectively, published in The Wall Street Journal and The Asian Wall Street Journal
Wednesday, 15 October 2008

Effective Date	Wednesday, 15 October 2008

Withdrawal of listing of the Netcom Shares on the Hong Kong Stock Exchange	9:30 a.m. on Wednesday, 15 October 2008

Announcement of (1) Effective Date and (2) the withdrawal of the listing of the Netcom Shares on the Hong Kong Stock Exchange published on the Hong Kong Stock Exchange website	Wednesday, 15 October 2008

Expected withdrawal of the listing of Netcom ADSs on the New York Stock Exchange	9:30 a.m. on Wednesday, 15 October 2008 (New York time)

Certificates for the new Unicom Shares and the new Unicom ADSs issued and letters granting the Special Unicom Options pursuant to the Proposals to be despatched on or before	Saturday, 25 October 2008

Period during which odd lot trading arrangement in relation to the Unicom Shares is provided	Monday, 27 October 2008 to Friday, 14 November 2008
It should be noted that the expected timetable is subject to change. Further announcement(s) will be made in the event there is any change.
In accordance with the expected timetable set out above, the last day for dealings in Netcom Shares and Netcom ADSs is expected to be Monday, 6 October 2008 and the withdrawal of listing of the Netcom Shares on the Hong Kong Stock Exchange is expected to be effective from 9:30 a.m. on Wednesday, 15 October 2008 (Hong Kong time) and the withdrawal of the listing of the Netcom ADSs on the New York Stock Exchange is expected to be effective from 9:30 a.m. on Wednesday, 15 October 2008 (New York time). In addition, Unicom intends to cause Netcom to file a Form 15 with the SEC to request that Netcom’s reporting obligations under the US Securities Exchange Act be terminated or suspended because the effectiveness of the Scheme will cause the number of holders of Netcom Shares in the United States to fall below 300. Following such delisting and deregistration, the Netcom Shares and Netcom ADSs will not be listed on another stock exchange or quoted on a quotation system.

6.	IMPORTANT
Holders of Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs and Netcom Options and potential investors in Unicom and Netcom are reminded that the implementation of the Proposals, including the Scheme, is subject to a number of conditions (as stated above) being satisfied or waived, as applicable, and thus, the Proposals, including the Scheme, may or may not become effective. Holders of Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs and Netcom Options and potential investors of Unicom and Netcom should therefore exercise caution when dealing in Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs or Netcom Options or other securities of Unicom or Netcom. Persons who are in doubt as to the action they should take should consult their licensed securities dealer, bank manager, solicitor or other professional advisers.

By order of the board of	By order of the board of
China Unicom Limited	China Netcom Group Corporation
Mr. Chang Xiaobing	(Hong Kong) Limited
Chairman and Chief Executive Officer	Mr. Zuo Xunsheng
Chairman and Chief Executive Officer
Hong Kong, 17 September 2008
As at the date of this announcement, the board of directors of Unicom comprises Mr. Chang Xiaobing, Mr. Tong Jilu, Mr. Li Gang and Mr. Zhang Junan as executive directors, Mr. Lu Jianguo and Mr. Lee Suk Hwan as non-executive directors and Mr. Wu Jinglian, Mr. Shan Weijian, Mr. Cheung Wing Lam, Linus and Mr. Wong Wai Ming as independent non-executive directors. The directors of Unicom jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than in relation to the Netcom Group, Netcom Parent and Netcom BVI) and confirm, having made all reasonable enquiries, that to the best of their knowledge, their opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement the omission of which would make any of the statements in this announcement (other than in relation to the Netcom Group, Netcom Parent and Netcom BVI) misleading.
As at the date of this announcement, the board of directors of Netcom comprises Mr. Zuo Xunsheng, Ms. Li Jianguo and Mr. Li Fushen as executive directors, Mr. Yan Yixun, Mr. Cesareo Alierta Izuel and Mr. José María Álvarez-Pallete as non-executive directors and Mr. John Lawson Thornton, Dr. Qian Yingyi, Mr. Hou Ziqiang and Mr. Timpson Chung Shui Ming as independent non-executive directors. The directors of Netcom jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (in relation to the information relating to the Netcom Group, Netcom Parent and Netcom BVI only) and confirm, having made all reasonable enquiries, that to the best of their knowledge, their opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement the omission of which would make any of the statements relating to the Netcom Group, Netcom Parent and Netcom BVI in this announcement misleading.